Exhibit 10.43

2008 COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2008 annual base salary for each named executive officer of Kosan Biosciences Incorporated (the “Company”). Also listed in the table below are the target cash bonus amounts for each of the Company’s named executive officer under the Company’s 2008 Executive Officer Cash Bonus Plan.

Named Executive Officer	2008 Annual Base Salary	2008 Target Cash Bonus Amount(1)(2)
Robert G. Johnson, Jr., M.D., Ph.D. President and Chief Executive Officer	430,000	45%
Gary S. Titus Senior Vice President and Chief Financial Officer	322,000	35%
Peter J. Licari, Ph.D. Senior Vice President, Manufacturing and Operations	270,000	35%
Pieter B.M.W.M. Timmermans, Ph.D. Senior Vice President, Drug Discovery and Preclinical Research	270,000	35%

(1)	Each target cash bonus amount is expressed as a percentage of the respective named executive officer’s 2008 annual base salary.

(2)	Target cash bonus amounts are based on 100% achievement of corporate objectives and, if applicable, individual performance objectives. Actual bonus payments (if any) may represent a higher or lower percentage of the named executive officer’s 2008 annual base salary, depending on the extent to which actual performance meets, exceeds or falls short of the specified corporate objectives and applicable individual performance objectives, as determined by the Compensation Committee in its discretion.